Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

BlackRock Capital Investment Corporation:

We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement No. 333-216928 on Form N-2 of our report dated March 7, 2018, relating to the consolidated financial statements and consolidated financial highlights of BlackRock Capital Investment Corporation and subsidiaries (the “Company”), appearing in the Prospectus, which is a part of such Registration Statement, and to the references to us under the headings, “Selected Financial Data”, “Senior Securities”, and “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

June 22, 2018